UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2010

Ameristar Casinos, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-22494	880304799

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway, Suite 490S, Las Vegas, Nevada	89169

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 567-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On November 10, 2010, Ameristar Casinos, Inc. (“ACI”) entered into a Fourth Amendment to Credit Agreement (the “Fourth Amendment”) to amend the Credit Agreement, dated as of November 10, 2005, as previously amended and supplemented (as so amended and supplemented, the “Credit Agreement”), among ACI, the various Lenders party to the Credit Agreement and Deutsche Bank Trust Company Americas, as Administrative Agent.
Pursuant to the Fourth Amendment, Section 9.03(ii) of the Credit Agreement was amended to increase the aggregate amount of Dividends that ACI may authorize, declare or pay during the period from January 1, 2009 through December 31, 2010 from $60,000,000 to $74,000,000. From January 1, 2009 through November 10, 2010, ACI has declared and paid Dividends aggregating approximately $42.5 million. The aggregate amount of Dividends that ACI may authorize, declare or pay during the period from January 1, 2009 through December 31, 2011 remains unchanged at $90,000,000. Accordingly, any Dividends that ACI authorizes, declares or pays on or prior to December 31, 2010 will reduce on a dollar-for-dollar basis the amount of Dividends that ACI may authorize, declare or pay during the year ending December 31, 2011.
The foregoing is only a summary of the terms of the Fourth Amendment, and is qualified by reference to the full text of the Fourth Amendment, which is filed as Exhibit 4.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
4.1	Fourth Amendment to Credit Agreement, dated as of November 10, 2010, among the Registrant, the various lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ameristar Casinos, Inc.
November 15, 2010	By:	/s/ Peter C. Walsh
		Name:	Peter C. Walsh
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description
4.1	Fourth Amendment to Credit Agreement, dated as of November 10, 2010, among the Registrant, the various lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent.